Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

June 13, 2018

Rexford Industrial Realty, Inc.

11620 Wilshire Boulevard, Suite 1000

Los Angeles, CA 90025

Re:	Registration Statement on Form S-3

Commission File No. 333-210691

Ladies and Gentlemen:

We have served as Maryland counsel to Rexford Industrial Realty, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of the issuance and sale by the Company from time to time of shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), having an aggregate offering price of up to $400,000,000, covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement, substantially in the form in which it was filed with the Commission under the Securities Act;

2. The Company’s Prospectus, dated April 11, 2016, as supplemented by the Company’s Prospectus Supplement, dated as of the date hereof, each substantially in the form in which it was filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act;

3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Third Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Rexford Industrial Realty, Inc.

June 13, 2018

6. Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to, among other matters, the registration and issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

7. A certificate executed by an officer of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein,

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and each such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Shares will not be issued or transferred in violation of any restriction or limitation contained in Article VI of the Charter.

Rexford Industrial Realty, Inc.

June 13, 2018

6. Upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

7. Prior to the issuance of any Shares, the Board or a duly-authorized committee thereof will determine the number of Shares and the minimum offering price and certain other terms of the issuance of such Shares, in accordance with and not in violation of the Maryland General Corporation Law, the Charter, the Bylaws and the Resolutions (the “Corporate Proceedings”).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Corporate Proceedings and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Rexford Industrial Realty, Inc.

June 13, 2018

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLC